UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2016 (March 30, 2016)

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification no.)

300 First Stamford Place 5th Floor Stamford, CT 06902
(Address of principal executive offices, including zip code)

(203) 276-8100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported by Eagle Bulk Shipping Inc. (the “Company”) on its Current Report on Form 8-K filed on March 30, 2016 (the “March Report”), the Company entered into a nominating agreement (the “Nominating Agreement”) with GoldenTree Asset Management LP, acting in its capacity as investment manager or advisor to certain private investment funds and managed accounts (“GoldenTree”), pursuant to which the Company agreed that GoldenTree will have the right to designate one individual to serve as a member of the Board of Directors of the Company (the “Board”) and on a committee of the Board selected by GoldenTree (subject to any independence requirement imposed by law or by the rules of any national securities exchange on which the Company’s common stock may be listed or traded) subject to the terms and conditions of the Nominating Agreement. The information contained in Item 1.01 of the March Report describing the Nominating Agreement is incorporated herein by reference.

GoldenTree designated Casey Shanley as the GoldenTree Nominee (as defined in the Nominating Agreement) and the Board has adopted resolutions increasing the size of the Board and appointing Mr. Shanley to serve as a director of the Company effective March 30, 2016, with a term expiring at the next annual meeting of shareholders of the Company at which directors are to be elected.

At the time of this filing, no determination has been made regarding any committee of the Board on which Mr. Shanley will serve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: April 4, 2016	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer